 As filed with the Securities and Exchange Commission on January 19, 2023

Registration No. 333-256792
Registration No. 333-256793

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-3 REGISTRATION STATEMENT NO. 333-256792
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-3 REGISTRATION STATEMENT NO. 333-256793
Under
The Securities Act of 1933

Ayala Pharmaceuticals, Inc.
(Exact name of registrant as specified in its charter)

Delaware	82-3578375
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

Oppenheimer 4
Rehovot 7670104, Israel
(857) 444-0553
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

MWE Corporate Services, LLC
1007 North Orange Street, 10th Floor
Wilmington, DE 19801
(302) 485-3907
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to the public: Not Applicable
If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐
If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐
If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐
If this form is a post-effective amendment to registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐		Accelerated filer	☐
Non-accelerated filer	⌧	(Do not check if a smaller reporting company)	Smaller reporting company	⌧
			Emerging growth company	⌧

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

Deregistration of Unsold Securities

These Post-Effective Amendments relate to the following Registration Statements on Form S-3 (together, the “Registration Statements”), filed by Ayala Pharmaceuticals, Inc., a Delaware corporation (the “Registrant”), with the U.S. Securities and Exchange Commission (the “Commission”):

•
Registration Statement on Form S-3 (File No. 333-256792), pertaining to the registration of up to $200,000,000, in the aggregate, of an indeterminate number of securities of common stock, preferred stock, debt securities, warrants, and units of the Registrant or any combination of these securities (together, the “ Shelf Securities”), filed with the Commission on June 4, 2021;

•
Registration Statement on Form S-3 (File No. 333-256793), pertaining to the registration of 2,249,998 shares of the Registrant’s common stock, of which 333,333 shares are outstanding and 1,916,665 shares are issuable upon exercise of warrants to purchase shares of the Registrant’s common stock (together with the Shelf Securities, the “Securities”), filed with the Commission on June 4, 2021.

On January 19, 2023, pursuant to that certain Agreement and Plan of Merger, dated as of October 18, 2022, by and among the Registrant, Advaxis, Inc., a Delaware corporation (“Advaxis”), and Doe Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Advaxis (“Merger Sub”), Merger Sub merged with and into the Registrant, with the Registrant continuing as the surviving company and a wholly-owned subsidiary of Advaxis (the “Merger”). As a result of the Merger, Advaxis is being renamed “Ayala Pharmaceuticals, Inc.”

As a result of the Merger, the offerings of the Registrant’s Securities pursuant to the Registration Statements have been terminated. In accordance with an undertaking made by the Registrant in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the Securities registered under the Registration Statements that remain unsold at the termination of the offerings, the Registrant hereby removes from registration the Securities of the Registrant registered under the Registration Statements that remain unsold, if any, as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused these Post-Effective Amendments to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Monmouth Junction, State of New Jersey, on the 19th day of January, 2023.

AYALA PHARMACEUTICALS, INC.

By:	/s/ Kenneth A. Berlin
Kenneth A. Berlin
Chief Executive Officer

No other person is required to sign these Post-Effective Amendments in reliance upon Rule 478 under the Securities Act of 1933.